PROMISSORY NOTE

Date of Issuance
$5,375,000.00	October 23, 2008

FOR VALUE RECEIVED, Mandalay Media, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Nathaniel MacLeitch, as trustee for the Sellers (as defined below), with an address of c/o AMV Holding Limited, 65 High Street, Marlow, Buckinghamshire, United Kingdom (the “Holder”), the aggregate principal sum of Five Million Three Hundred Seventy Five Thousand Dollars ($5,375,000.00), together with interest thereon from the date of this Note. Interest shall accrue on the unpaid principal balance at an initial rate of five percent (5%) per annum, subject to adjustment as provided in Section 1(e), and shall accrue on a daily basis from the date of this Note until paid. Interest shall be calculated on the basis of a three hundred and sixty (360) day year. This Note shall be non-assignable by the Company.

This Note has been issued pursuant to that certain Stock Purchase Agreement, dated as of October 8, 2008 (the “Purchase Agreement”), between the Company, the Holder, Jack Cresswell (“Cresswell”) and the shareholders of AMV Holding Limited (“AMV”) signatories thereto (together with the Holder and Cresswell, the “Sellers”), in connection with the acquisition of 100% of the share capital of AMV and 80% of the share capital of Fierce Media Limited. The Holder is holding this Note as trustee on behalf of Sellers, pursuant to the Purchase Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

The principal amount of this Note is subject to adjustment in accordance with the terms of Sections 2.1, 2.7, 2.9 and Article X of the Purchase Agreement. In the event of such an adjustment, the Holder and the Company agree to take all reasonably necessary actions to replace this Note with a new Note that reflects the adjusted principal amount. Other than as set forth in the Purchase Agreement, this Note is not subject to any set-off, counterclaim or deduction.

This Note is secured by the security interests granted pursuant to a certain Debenture, by and between AMV and the Holder, dated as of even date herewith, and the Holder of this Note, on behalf of the Sellers, is entitled to the benefits thereof.

1. Payment; Prepayment.

(a) Unless earlier paid, the entire outstanding principal balance and interest of this Note shall be payable on or before January 30, 2010. The Company shall have the right of prepayment on this Note.

(b) Payment of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by the Holder or by check sent to the Holder as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

(c) In the event that the Company completes an equity financing (the “Financing”) that results in gross proceeds to the Company of over $6,000,000 (including the amount of any financing raised in connection with the acquisition of AMV), then, within ten days of completion of such Financing, the Company shall prepay to Holder an amount equal to one-third of the excess of the gross proceeds of the Financing over $6,000,000, provided that in no event shall such prepayment exceed the aggregate principal sum then outstanding under the Note, plus accrued interest thereon.

(d) If, prior to July 23, 2009, the Company completes a Financing that results in gross proceeds to the Company of over $15,000,000 (which is in addition to the Financing described in subsection (c) above), then the Company shall prepay to Holder the entire aggregate principal sum then outstanding under the Note, plus accrued interest thereon, within ten days of completion of such Financing.

(e) If, prior to July 23, 2009 the entire aggregate principal sum then outstanding under the Note, plus accrued interest thereon, has not been prepaid in accordance with Sections 1(c) or 1(d), then on and after July 23, 2009, interest shall accrue on the unpaid principal balance of the Note at a rate of seven percent (7%) per annum until paid.

2. Default.

(a) The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(i) Nonpayment. The Company shall fail to make, on or before the due date, in the manner required, any payment of principal, interest or any other sums due under this Note and the Company shall not have remedied such default within ten (10) days after notice of such default;

(ii) Other Defaults; Cure Period. The Company shall fail to observe or perform any of its covenants contained in this Note, and the Company shall have not remedied such default within ten (10) days after notice of such default;

(iii) Insolvency. The Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or the Company shall commence any voluntary bankruptcy proceeding, or there shall be commenced against the Company by another party any such case, proceeding or other action in bankruptcy which remains unstayed, undismissed or undischarged for a period of thirty (30) days; or

(iv) The Company shall be dissolved, liquidated or reorganized.

(b) Acceleration. Upon an Event of Default, the interest rate payable hereunder shall increase by four (4) percentage points and there shall immediately be due and payable to the Holder the full amount of the unpaid principal balance of this Note, plus accrued interest and all other amounts owed by the Company pursuant to this Note. All amounts under this Section 2 are due and payable without presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

(c) Remedies Upon Event of Default.

(i) General. Upon an Event of Default, the Holder may proceed to protect and enforce its rights as holder of this Note, and may proceed to enforce the payment of all amounts due upon this Note, and the costs and expenses of collection (including, without limitation, reasonable attorneys fees and disbursements) or to enforce any other legal or equitable right as holder of this Note shall be paid by Company.

(ii) Remedies Cumulative. No remedy conferred in this Note upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

(iii) Remedies Not Waived. No course of dealing between the Company and the Holder, and no delay or failure in exercising any rights hereunder shall operate as a waiver of any of the rights of the Holder.

3. Subordination.

(a) The Company and the Holder, as trustee for the Sellers, agree that the indebtedness evidenced by this Note is subordinated in right of payment, to the extent and manner provided in this Section 3, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of all holders of Senior Debt.

(b) Upon any distribution to creditors of the Company or any of its subsidiaries in a liquidation or dissolution of the Company or any of its subsidiaries or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any of its subsidiaries or any of the Company’s or its subsidiaries’ property, an assignment for the benefit of creditors or any marshalling of the Company's or its subsidiaries’ assets and liabilities, holders of Senior Debt shall be entitled to receive payment in full of all obligations due in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed or allowable as a claim in such proceeding) before the Holder, as trustee for the Sellers, shall be entitled to receive any payment with respect to this Note, and until all obligations with respect to Senior Debt are paid in full, any distribution to which the Holder, as trustee for the Sellers, would be entitled shall be made to the holders of Senior Debt.

(c) Neither the Company nor any of its subsidiaries may make any payment pursuant to this Note if (i) a default in the payment of principal, premium, if any, or interest on Senior Debt occurs and is continuing beyond any applicable period of grace in the agreement or other document governing such Senior Debt, or (ii) any other default occurs and is continuing with respect to the Senior Debt that permits holders of the Senior Debt as to which such default relates to accelerate its maturity.

(c) In the event that the Holder or any Seller receives any payment of any obligations with respect to this Note at a time when the Holder or any Seller, as applicable, has actual knowledge that such payment is prohibited by this Section 3, such payment shall be held by Holder or any Seller in trust for the benefit of, and shall be paid forthwith over and delivered upon written request to, the holders of the Senior Debt for application to the payment of all obligations with respect to the Senior Debt remaining unpaid and to the extent necessary to pay such obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Debt.

(d) For the purposes of this Section 3, “Senior Debt” shall mean that certain guaranty given as of February 12, 2008 by the Company to ValueAct SmallCap Master Fund, L.P. (“ValueAct”) pursuant to which the Company guaranteed to ValueAct the payment by the Company of up to $8,250,000 of principal under that certain Senior Secured Note issued by ValueAct to Twistbox Entertainment, Inc., a wholly-owned subsidiary of the Company, due January 30, 2010, dated July 30, 2007, as amended.

4. Amendments and Waivers. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Company, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

5. Replacement Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of any Note, if mutilated, the Company will make and deliver a new Note of like tenor in the principal amount of this Note then outstanding in lieu of such Note. Any Note so made and delivered shall be dated as of the date to which interest shall have been paid on the Note lost, stolen, destroyed or mutilated.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and permitted assigns of the parties hereto.

7. Governing Law and Venue. The Note shall be construed in accordance with the laws of the State of New York. The Company hereby consents to the jurisdiction of and venue in any court of competent jurisdiction in the State of New York.

8. Unenforceable Provision. If any provision of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note.

9. Notice. Any notice to the Company provided for in this Note shall be in writing and shall be given and be effective upon (a) delivery to the Company, (b) receipt if sent by facsimile transmission (with confirmation of such receipt by the sender) or (c) mailing such notice by certified mail, return receipt requested, addressed to the Company at the Company’s address stated below, or to such other address as the Company may designate by written notice to the Holder. Any notice to the Holder shall be in writing and shall be given and be effective upon (i) delivery to the Holder, (ii) receipt if sent by facsimile transmission (with confirmation of such receipt by the sender) or (iii) by mailing such notice by certified mail, return receipt requested, to the Holder at the address stated above, or to such other address as the Holder may designate by written notice to Company.

The Company:

Mandalay Media, Inc.
2121 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: James Lefkowitz
Telephone: (310) 601-2500

with a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Kenneth R. Koch, Esq.
Fax: 212-983-3115

9. Jury Trial Waiver. Each of the Company and the Holder of this Note (by accepting this Note) hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Note. Each of the Company and the Holder of this Note (by accepting this Note) (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to issue or accept this Note, as the case may be, by, among other things, the mutual waivers and certifications in this paragraph.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.

MANDALAY MEDIA, INC.

By:	/s/ James Lefkowitz
Name: James Lefkowitz
Title: President

Acknowledged and agreed:

By:	/s/ Nathaniel MacLeitch
Nathaniel MacLeitch